Exhibit No.    Description

99.1 Press Release dated March 2, 2004 titled "John Wiley & Sons, Inc. Reports Solid Revenue and EPS Growth for the Third Quarter" (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended). ITEM 9: REGULATION FD DISCLOSURE The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to Item 12 Results of Operations and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions
               B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the
               Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

               On March 2, 2004, John Wiley & Sons Inc., a New York corporation (the "Company"), issued a press release announcing the Company's financial results for the third quarter and first nine months of fiscal year 2004. A copy of the Company press release is attached hereto as Exhibit 99.1 and incorporated

Ellis E. Cousens
Executive Vice President and
Chief Financial and Operations Officer
(201) 748-6534


                         John Wiley & Sons, Inc. Reports
               Solid Revenue and EPS Growth for the Third Quarter
               --------------------------------------------------

Hoboken, N.J. March 2, 2004 - John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced today that revenue for the third quarter increased 10%, or 5% excluding foreign exchange translation gains, to $242.4 million from $221.2 million in the prior year. Earnings per diluted share of $0.45 and net income of $28.3 million for the third quarter of fiscal year 2004 increased over prior year by 16% and 17%, respectively, excluding a net tax benefit recognized in the current period. Earnings per diluted share for the third quarter of fiscal year 2004, including the net tax benefit, was $0.50 as compared to $0.39 in the prior year period.

Third quarter results were driven by Scientific, Technical and Medical journals, Professional/Trade books, and Higher Education textbooks and educational materials. Net income and earnings per share for the third quarter reflected the positive effects of operations, the resolution of certain tax matters and foreign exchange.

For the first nine months of fiscal year 2004, revenue advanced 6%, or 3% excluding foreign currency translation gains, to $690.9 million from $650.6 million in the prior year. Earnings per diluted share and net income for the nine-month period increased 11%, excluding charges reported in the prior year related to the Company's relocation to Hoboken, New Jersey and certain tax benefits. Including these items, earnings per diluted share for the nine-month period of fiscal year 2004 and 2003 was $1.25.

"Wiley's third quarter results were strong across our core businesses. Professional/Trade experienced a good holiday season. Scientific, Technical and Medical generated solid growth in our journal business globally and reported healthy renewals of Enhanced Access Licenses for Wiley InterScience. Our Higher Education business outpaced the industry in the third quarter and for the nine-months," said William J. Pesce, President and CEO.

He concluded, "Based on year-to-date results and expectations for the fourth quarter, which is seasonally Wiley's least significant quarter in financial terms, we anticipate full-year revenue growth near the high end of our 4-6% guidance and EPS growth at the high end of our mid to high single digits guidance, excluding the unusual items reported in fiscal year 2003 and the tax benefit recorded in this year's third quarter."

Professional/Trade (P/T)
-----------------------
Wiley's P/T business grew 3% during the third quarter, with the business, architecture, culinary, education, and consumer programs exhibiting strength throughout the holiday season. Year-to-date revenue was up 2% over the prior year.

P/T's business program rebounded nicely in a slowly improving market, building momentum throughout the quarter with solid performances from a wide range of titles. Several Wiley business titles appeared on major bestseller lists, including J.K. Lasser's Income Tax 2004; Bonner/Financial Reckoning Day (#1 on The New York Times Hardcover Business Bestseller List in December); Scheinfeld and Allen/The 11th Element; Lencioni/Five Dysfunctions of a Team; George/Authentic Leadership (on The Economist "Best Books of 2003" list); Gitomer/The Sales Bible; and Kouzes and Posner/The Leadership Challenge.

Notable recent publications include How to Make Money in Stocks Desk Diary 2004 by Investors Business Daily founder William O'Neil; a new version of the widely acclaimed training and assessment tool, Leadership Practices Inventory Online; and four titles from Wiley's relationship with Morningstar, the renowned provider of stock and mutual fund news and analyses: The Morningstar Guide to Mutual Funds: 5-Star Strategies for Success; The Five Rules for Successful Stock
Investing: Morningstar's Guide to Building Wealth and Winning in the Market; Morningstar Funds 500: 2004; and Morningstar Stocks 500: 2004.

In December, the Company signed an agreement with Mergent, Inc. (formerly Moody's financial services division) to publish Mergent's Dividend Achievers, Handbook of Common Stocks, and Handbook of NASDAQ Stocks. Although market conditions continue to be challenging, Wiley's computer books program gained some momentum during the quarter. Key titles that published recently include Collier/eBay For Dummies; LeVitus/Mac OS Panther For Dummies, and MaranGraphics/Teach Yourself VISUALLY(TM) Mac OS Panther v.10.3.

Frommer's, Wiley's market-leading travel program, experienced significant reordering by major U.S. accounts and strong sales of European travel titles. Frommers.com hit a record high of 16 million page views in January. The company's CliffsNotes and For Dummies lines and the culinary category also exhibited strength.

P/T capitalized on the success of The Lord of the Rings by promoting The Origins of Tolkien's Middle-earth For Dummies at movie theaters in targeted cities. In addition, P/T benefited from the publication of its new biography, Ravina/The Last Samurai, which coincided with the release of the movie with the same title. Alan Dershowitz's, The Case for Israel, reached the top of The New York Times Expanded Hardcover Bestseller list. All the Shah's Men by Stephen Kinzer was the History selection on The Economist "Best Books of 2003" list.

An unprecedented number of the Company's cookbooks were honored in holiday round-ups of the best cookbooks of 2003, notably Wolfert/Slow Mediterranean Kitchen; Delouvrier/Mastering Simplicity; and Revsin/Come for Dinner. The paperback edition of Eades/30 Day Low Carb Diet Solution released successfully during the quarter, as did the third edition of National Restaurant Association Educational Foundation's flagship books on food sanitation, ServSafe. Civitello/ Cuisine and Culture was awarded the Gourmand World Cookbook Award and was also named as one of the top three culinary books by Sante magazine.

At the Association of American Publishers - Professional and Scholarly Publishing Annual Awards program, McGowan and Kruse/Interior Graphic Standards won the Architecture & Urban Studies category and Weiner/Handbook of Psychology won the Multi-Volume Reference/Humanities category.

During the quarter, the Company announced a partnership with VantageMed Corporation, a leading provider of healthcare information systems, to jointly develop a software interface that will allow Therascribe 4.0 and VantageMed's Therapist Helper to work together as a seamless practice management solution for mental health providers.

Scientific, Technical, and Medical (STM)
----------------------------------------
Wiley's U.S. STM revenue advanced 7% during the third quarter. Contributing to this growth were new society journals (such as Hepatology and Liver Transplantation), the Polymer Backfile Collection, ArticleSelect, and online books in electronics and electrical engineering. Revenue for the first nine months increased 2%, reflecting, in part, the adverse effect of the Rowecom bankruptcy and lower-than-anticipated advertising revenue. Globally, STM journal revenue increased approximately 13% in the quarter and 8% for the nine months.

The Wiley InterScience annual license renewal process is well underway and proceeding as anticipated. During the third quarter, two important license renewals were completed with the California Digital Library and NESLI (UK Academic Consortium). Several new licenses were also signed, including the Universidad Nacional Autonoma de Mexico, Alerta al Conociemeiento Consortium in Chile, University of South Florida, University of Kansas, University of Tampa, Procter & Gamble, BUGALICIA (Galician Academic Consortium), University of Innsbruck, Halle University, Technical University of Berlin, Korea Institute of Science & Technology, and the National Defense University in Taiwan.

Wiley's STM digital access business, which utilizes the Wiley InterScience platform, continued to add content and functionality for customers to meet their information needs. Wiley InterScience customer usage statistics are compliant with COUNTER (Continuing Online Usage of Networked Electronic Resources--www.projectcounter.org), an international initiative designed to serve librarians, publishers, and information intermediaries by facilitating the recording and exchange of online usage statistics. By adopting this new industry standard, Wiley InterScience will enable customers to make direct comparison between the usage of its journals and those of other publishers.

Wiley InterScience extended its Pay Per View and Article Select options to include access to its extensive range of online reference works. Previously available only for access to online books and journal content, these services allow librarians, scientists, and other researchers to obtain individual articles and chapters from publications for which they do not hold subscriptions. Providing a wide range of access options is part of the company's strategy to offer customers greater flexibility and choice.

Wiley continues to extend its publishing services to learned societies and their members by forming new partnerships with numerous prominent national, regional, and international societies. The Company formed a publishing partnership with the Society of Plastics Engineers (SPE) to provide all publishing services for its technical journals -Polymer Engineering & Science, Polymer Composites, and Journal of Vinyl & Additive Technology. During the quarter, the Company also renewed its agreement with the Society for Bioelectromagnetics to publish its journal Bioelectromagnetics.

Although the STM book market continues to be soft, there were some bright spots. Sales of online major reference works and OnlineBooks were strong. Early in the fourth quarter, Wiley signed an agreement to distribute Merck's four professional manuals in the U.S. - The Merck Manual, The Merck Veterinary Manual, The Merck Manual of Geriatrics, and The Merck Index. Widely considered to be among the most trusted resources for medical and scientific information, these highly regarded titles will be excellent additions to Wiley's comprehensive offerings.

At the Association of American Publishers - Professional and Scholarly Publishing Annual Awards program, four STM publications were recognized, including the Potter and Colman/Handbook of Weather, Climate, and Water (Geology and Earth Science category); Huurdeman/The Worldwide History of
Telecommunications (History of Science category); Horvath/Encyclopedia of Catalysis (Multi-Volume Reference/Sciences category); and Organic Synthesis (Electronic Product/Science category).

In January, the Wiley Foundation announced that the third annual Wiley Prize in the Biomedical Sciences was awarded to C. David Allis, Ph.D., the newly appointed Professor, Laboratory of Chromatin Biology and Epigenetics at the Rockefeller University in New York. Dr. Allis was recognized for his significant discovery on gene activity. His work has already led to advances in the treatment of leukemia.

Higher Education
----------------
Growth in Wiley's Higher Education business was 7% for the third quarter and 6% for the nine months, outpacing the industry for both periods. Programs in business, the sciences and social sciences drove these results. Sales of P/T and STM publications into the higher education market exceeded expectations, as well.

Top selling titles during the quarter included Tortora/Anatomy and Physiology; Kieso/Intermediate Accounting; Weygandt/Principles of Financial Accounting; Solomons/Organic Chemistry; Huffman/Psychology; DeBlij/Regions and Halliday/Fundamentals of Physics, which published its 7th edition during the quarter.

During the quarter, Wiley signed a strategically important contract with Paul M. Romer of Stanford University's Graduate School of Business. Dr. Romer is one of the nation's leading economists and a primary developer of New Growth Theory, a body of work that provides a fresh foundation for thinking about wealth creation. He was the recipient of Stanford's Distinguished Teaching Award in 1999. He will author a new textbook in intermediate macroeconomics, which will serve as a catalyst for growth in Higher Education's economics program. As important as the textbook, Wiley also signed an agreement with Aplia, the educational software company that Dr. Romer founded. Aplia uses Web technology to create educational tools for students that will afford them the opportunity to increase productivity and success. Intermediate Macroeconomics will be the first Wiley offering to be integrated with Aplia courseware.

At the end of the quarter, Higher Education announced a collaborative agreement with the Society of Manufacturing Engineers (SME), a leading professional society supporting manufacturing education, to develop content that brings real world manufacturing into the academic classroom. Through this exclusive agreement, Wiley and SME have adapted material from the highly acclaimed SME Fundamental Manufacturing Processes video series and are distributing it on DVD with Wiley engineering texts.

Europe
------
Third quarter revenue for Wiley's European operations was up 18% over prior year, or 9% excluding foreign currency translation gains. For the first nine months of the year, Wiley Europe's revenue was up 11%, or 3% excluding foreign currency translation gains. Strong performance from Wiley's worldwide journals continued to mitigate the combined effects of the sluggish book and advertising markets.

In spite of the impact of the Rowecom bankruptcy, Wiley Europe's STM journals program exhibited strong growth throughout the U.K. and Europe. Wiley-VCH reported solid performances from Angewandte Chemie, Helvetica Chimica Acta, the Macro journals and the Advanced Materials and Advanced Functional Materials journals. In addition, journal revenue began to benefit from the contribution of new businesses such as the Cochrane Library database, the British Journal of Surgery, and the journal of Ultrasound in Obstetrics and Gynecology.

In addition to the aforementioned new Wiley InterScience licenses, during the quarter Wiley Europe signed two major Enhanced Access Licenses, one with an Italian Consortium and the other with the Friedrich-Althoff Konsortium in Germany.

Building on the success of the release of The Polymer Backfile Collection, Wiley Europe released the Angewandte Chemie Backfile Collection late in the third quarter. The early market response is very encouraging.

The STM and P/T book programs showed good performance against prior year, driven primarily by improvements in the U.K., Benelux, Eastern Europe, and Greece and through online booksellers. The For Dummies list in the U.K. got off to a good start with the successful release of British History For Dummies and CVs For Dummies. England's success as Rugby World Cup winner fueled sales of Rugby For Dummies. For Dummies titles developed in the U.S., especially consumer technology titles such as Windows XP For Dummies, Internet For Dummies, and PC For Dummies, also sold well.

Wiley Europe experienced a pick up in sales of STM books, with the release of such titles as Alberts/Moleckularbiologie der Zelle and Brown/ Encyclopedia of Optics, as well as a number of major reference works, including Schreiber and Harvard/Handbook of Clinical Biology and Handbook of RNA Biochemistry. The third quarter saw a number of key adoptions of higher education learning materials in the UK and continental Europe. Tortora/Anatomy and Physiology was the top-selling title in these regions during this period.

Asia, Australia, and Canada
---------------------------
Wiley's revenue in Asia, Australia, and Canada advanced 16% in the third quarter and 14% for the first nine months. Excluding the benefit of foreign currency translation, revenue was essentially flat for the quarter and year-to-date period. Solid indigenous publishing results in Australia were offset by a soft holiday season for P/T in Canada and a weak retail market in Asia.

Sales in India continued to perform above expectations, as reflected in the year-on-year revenue growth of 24%. Several important Wiley InterScience licenses were signed in India during the quarter. Wiley Asia formed an alliance with Citibank to develop personal finance books for Asia. The first title, Growing Your Money, will publish next year with Citibank already committed to purchase a substantial number of copies. Revenue from Wiley Asia's translation business continued to grow at a rapid rate.

In Australia, Higher Education, School, and P/T performed well during the third quarter. In November, Wiley Australia again won Tertiary Publisher of the Year, a prestigious award given by the Australian Campus Booksellers Association each year for excellence in service to the higher education market. Wiley has won this award consistently during the past several years. In addition, Wiley Australia was awarded the Employer of Choice citation for the third consecutive year.

Wiley Canada's performance during the quarter was somewhat disappointing, as growth in Higher Education could not compensate for slow P/T sales. There was good news in the quarter, however, including robust sales of Dreyden/The Game, 20th Anniversary Edition and solid backlist sales of business and international titles.

Special Items

During the second quarter of fiscal year 2003, the Company merged several of its European subsidiaries into a new entity, which enabled the Company to increase the tax-deductible asset basis of the merged subsidiaries to the fair value of the business at the date of merger. Under U.S. accounting principles, the tax benefit attributable to the increase in tax basis was immediately included in income, although the cash benefit of this change will be recognized pro-rata over a 15-year period.

Wiley completed the relocation of the Company's headquarters to Hoboken, New Jersey in the first quarter of fiscal year 2003 and reported an unusual charge for costs associated with the relocation of approximately $1.5 million after-tax, or $.02 cents per share.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and stimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; and (viii) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Conference Call
John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb), will hold a conference call on March 2, at 10:30 a.m. (ET) to discuss its financial results for the third quarter of fiscal year 2004. The call will include a brief management presentation followed by a question and answer session.
To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time:

                                 (800) 500-3792

International callers may participate by dialing: (719) 457-2734

A replay of the call will be available from 1:30 p.m. (ET) on Tuesday, March 2 through midnight (ET) on Monday, March 8 by dialing (888) 203-1112 or (719) 457-0820 and entering Passcode 730504.

A live audio Webcast will be accessible at http://www.wiley.com/go/communications. A replay of the Webcast will be accessible for 14 days afterwards.


About Wiley
Founded in 1807, John Wiley & Sons, Inc., provides must-have content and services to customers worldwide. Its core businesses include scientific, technical, and medical journals, encyclopedias, books, and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley has publishing, marketing, and distribution centers in the United States, Canada, Europe, Asia, and Australia. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb. Wiley's Internet site can be accessed at http://www.wiley.com.

                                       ###



                             JOHN WILEY & SONS, INC.
                              SUMMARY OF OPERATIONS
                   FOR THE THIRD QUARTER AND NINE MONTHS ENDED
                            JANUARY 31, 2004 AND 2003
                    (in thousands, except per share amounts)

                                                        Third Quarter Ended                    Nine Months Ended
                                                            January 31,                            January 31,
                                                ______________________________________    ________________________________
                                                     2004        2003         % Change     2004        2003       % Change
                                                ____________   __________    _________    _______     _________   ________

Revenue                                          $   242,357     221,196         10%      690,897      650,641          6%

Costs and Expenses
     Cost of Sales                                    81,979      72,674         13%      232,270      218,646          6%
     Operating and Administrative Expenses           114,011     109,122          4%      337,350      318,860          6%
     Amortization of Intangibles                       2,517       2,548         -1%        7,382        7,259          2%
     Unusual Item - Relocation Expenses (A)                -           -                        -        2,465
                                                    _________   _________                 ________    ________
         Total Costs and Expenses                    198,507     184,344          8%      577,002      547,230          5%

Operating Income                                      43,850      36,852         19%      113,895      103,411         10%
     Operating Margin                                  18.1%       16.7%                    16.5%        15.9%

Interest Expense and Other, Net                        1,220       1,373                    3,092        5,234
                                                    _________   _________                 ________    ________
Income Before Taxes                                   42,630      35,479         20%      110,803       98,177         13%

Provision for Income Taxes (B)                        11,286      11,259                   32,011       19,196
                                                    _________   _________                 ________    ________

Net Income                                       $    31,344      24,220         29%       78,792       78,981          0%
                                                    =========   =========                 ========    ========

Income Per Share
     Diluted                                     $      0.50        0.39         28%         1.25         1.25          0%
     Basic                                       $      0.51        0.39                     1.27         1.28


Reconciliation of Non-GAAP Pro Forma Financial Disclosure
---------------------------------------------------------
Net Income as Reported                           $    31,344      24,220                   78,792       78,981
Relocation Expense, Net of Tax (A)                         -           -                        -        1,479
Tax Benefit (B)                                       (3,019)          -                   (3,019)     (12,025)
                                                    _________   _________                 ________    ________
     Pro Forma Net Income                        $    28,325      24,220         17%       75,773       68,435         11%
                                                    =========   =========                 ========    ========
Income Per Share-Diluted as Reported             $      0.50        0.39                     1.25         1.25
Relocation Expense, Net of Tax (A)                         -           -                        -         0.02
Tax Benefit (B)                                        (0.05)          -                    (0.05)       (0.19)
     Pro Forma Income Per Share -Diluted         $      0.45        0.39         16%         1.20         1.08         11%
                                                    =========   =========                 ========    ========

Average Shares
     Diluted                                          63,086      62,575                   63,069       63,202
     Basic                                            61,823      61,447                   61,800       61,505



(A) The Company completed the relocation of its headquarters to Hoboken, N.J. in the first quarter of fiscal year 2003. An unusual charge for costs associated with the relocation of approximately $1.5 million after tax, or $.02 per share, was reported.

(B) Fiscal year 2003 includes a tax benefit of $12.0 million equal to $0.19 per diluted share, relating to the step up in the tax basis of a European subsidiary's assets. The third quarter of fiscal year 2004 includes a net tax benefit of $3.0 million or $0.05 per diluted share related to the resolution of certain state and federal tax matters and an adjustment to accrued foreign taxes.

Note: Management believes the above non-GAAP financial measures, which exclude the relocation charge and the tax benefits, provide a meaningful comparison of the Company's year-over-year results. These measures improve investors' ability to understand the Company's performance and future expectations. As required by the SEC, the Company provides the above reconciliation.



                             JOHN WILEY & SONS, INC.
                                 SEGMENT RESULTS
                   FOR THE THIRD QUARTER AND NINE MONTHS ENDED
                            JANUARY 31, 2004 AND 2003
                    (in thousands, except per share amounts)


                                                Third Quarter Ended                      Nine Months Ended
                                                    January 31,                             January 31,
                                           -------------------------------------   -------------------------------------
                                              2004          2003         % Change     2004         2003         % Change
                                           ---------      --------       --------   --------     --------       --------

Revenue
--------------------------------------
US Segment
     Professional/Trade                  $    84,607       81,808            3%      247,282      241,648            2%
     Scientific, Technical and Medical        42,484       39,680            7%      126,885      124,553            2%
     Higher Education                         46,822       43,605            7%      132,264      125,095            6%
                                             -------      -------                    -------      -------
Total US                                     173,913      165,093            5%      506,431      491,296            3%
European Segment                              58,865       49,794           18%      169,466      152,763           11%
Asia, Australia & Canada Segment              32,276       27,859           16%       80,749       70,954           14%
Intersegment Sales Eliminations              (22,697)     (21,550)           5%      (65,749)     (64,372)           2%
                                             -------      -------                    -------      -------
Total Revenue                            $   242,357      221,196           10%      690,897      650,641            6%
                                             =======      =======                    =======      =======
Direct Contribution to Profit
---------------------------------------
US Segment
     Professional/Trade                  $    23,372       24,220           -4%       66,942       66,004            1%
     Scientific, Technical and Medical        19,633       17,188           14%       60,852       57,905            5%
     Higher Education                         17,835       15,318           16%       46,454       42,101           10%
                                             -------      -------                    -------      -------
Total US                                      60,840       56,726            7%      174,248      166,010            5%
European Segment                              18,078       14,996           21%       52,730       48,071           10%
Asia, Australia & Canada Segment              10,420        7,063           48%       20,043       14,725           36%
                                             -------      -------                    -------      -------
Total Direct Contribution to Profit           89,338       78,785           13%      247,021      228,806            8%

Shared Services and Administrative Costs
-------------------------------------------
     Distribution                            (11,578)     (11,651)          -1%      (34,430)     (34,115)           1%
     Information Technology & Development    (12,259)     (10,898)          12%      (36,488)     (30,085)          21%
     Finance                                  (6,480)      (6,799)          -5%      (20,720)     (20,910)          -1%
     Other Administration                    (15,171)     (12,585)          21%      (41,488)     (37,820)          10%
                                             -------      -------                    -------      -------
Total Shared Services and Admin. Costs       (45,488)     (41,933)           8%     (133,126)    (122,930)           8%

Unusual Item - Relocation Expenses (A)             -            -                          -       (2,465)
                                             -------      -------                    -------      -------
Operating Income                         $    43,850       36,852           19%      113,895      103,411           10%
                                             =======      =======                    =======      =======

(A) The Company completed the relocation of its headquarters to Hoboken, N.J. in the first quarter of fiscal year 2003. An unusual charge for costs associated with the relocation of approximately $1.5 million after tax, or $.02 per share, was reported.



                             JOHN WILEY & SONS, INC.
                   CONDENSED STATEMENTS OF FINANCIAL POSITION
                                 (in thousands)

                                                                                   January 31,
                                                                            ------------------------        April 30,
                                                                                2004         2003             2003
                                                                            -----------   ----------        ---------
Current Assets

      Cash & cash equivalents                                       $           93,051       31,941          33,241
      Accounts receivable                                                      153,818      135,816         110,038
      Inventories                                                               81,288       80,545          83,337
      Deferred income tax benefit                                               25,971       33,331          26,028
      Other current assets                                                       9,753       14,804          21,181
                                                                               -------      -------         -------
      Total Current Assets                                                     363,881      296,437         273,825
Product Development Assets                                                      60,115       62,107          60,842
Property and Equipment                                                         119,313      109,756         114,870
Goodwill                                                                       195,705      193,392         192,186
Intangible Assets                                                              280,714      280,142         280,872
Deferred Income Taxes                                                            3,552       11,410           2,800
Other Assets                                                                    22,259       20,459          20,558
                                                                               -------      -------         -------
      Total Assets                                                           1,045,539      973,703         945,953
                                                                             =========      =======         =======
Current Liabilities
      Notes Payable & Current portion of long-term debt                           -          35,000          35,000
      Accounts and royalties payable                                           100,397       99,106          71,296
      Deferred subscription revenues                                           138,170      126,642         121,373
      Accrued income taxes                                                      20,120       21,753           7,953
      Accrued pension liability                                                 12,780        1,788           8,271
      Other accrued liabilities                                                 58,918       62,395          69,353
                                                                               -------      -------         -------
      Total Current Liabilities                                                330,385      346,684         313,246
Long-Term Debt                                                                 200,000      200,000         200,000
Accrued Pension Liability                                                       51,444       31,488          54,909
Other Long-Term Liabilities                                                     30,631       28,503          28,190
Deferred Income Taxes                                                            6,085       15,004           5,604
Shareholders' Equity                                                           426,994      352,024         344,004
                                                                               -------      -------         -------
      Total Liabilities & Shareholders' Equity                         $     1,045,539      973,703         945,953
                                                                             =========      =======         =======


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                  Nine Months Ended
                                                                                    January 31,
                                                                              ----------------------
                                                                                 2004          2003
                                                                              ---------     --------
Operating Activities
      Net income                                                       $        78,792       78,981
      Amortization of intangibles                                                7,382        7,259
      Amortization of composition costs                                         23,386       22,019
      Depreciation of property and equipment                                    21,072       17,903
      Other non-cash items                                                      45,552       27,906
      Change in deferred subscription revenue                                   12,146        2,413
      Net change in operating assets and liabilities                           (14,345)     (18,207)
                                                                               -------      --------
      Cash Provided By Operating Activities                                    173,985      138,274

Investing Activities
      Additions to product development assets                                  (41,366)     (36,452)
      Additions to property and equipment                                      (20,852)     (51,476)
      Acquisition of publishing assets, net of cash acquired                    (3,066)      (7,835)
                                                                               -------      --------
      Cash Used for Investing Activities                                       (65,284)     (95,763)

Financing Activities
      Repayment of long-term debt                                              (35,000)     (30,000)
      Purchase of treasury shares                                               (7,013)     (10,380)
      Cash dividends                                                           (12,126)      (9,259)
      Proceeds from exercise of stock options                                    4,012        1,990
                                                                               -------      --------
      Cash Used for Financing Activities                                       (50,127)     (47,649)

Effects of Exchange Rate Changes on Cash                                         1,236       (2,626)
                                                                               -------      --------
Increase (Decrease) in Cash and Cash Equivalents for Period            $        59,810       (7,764)
                                                                               =======      ========

Note: Subscriber receivables for January 31, 2004, January 31, 2003 and April 30, 2003 of $24.6 million; $21.9 million; and $10.0 million, respectively, are netted against Deferred Subscription Revenue in the Statement of Changes in Financial Position above. Prior period amounts have been reclassified to conform to the current period presentation.